AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATATED ADVISORY AGREEMENT, made as of January 26, 2010, between WINTHROP REALTY TRUST, an Ohio business trust corporation (the “Trust”), WRT REALTY, L.P., a Delaware limited partnership (the “Operating Partnership”, and together with the Trust, the “Company”), and FUR ADVISORS LLC (the “Advisor”).

WHEREAS, the Trust, the Operating Partnership and the Advisor are party to that certain Second Amended and Restated Advisory Agreement dated March 5, 2009, as amended by Amendment No. 1 thereto dated as of May 11, 2009 (the “Advisory Agreement”) pursuant to which the Advisor was retained to provide advisory services to the Company;

WHEREAS, the Trust and the Advisor desire to amend the Advisory Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:

1.           Capitalized Terms.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Advisory Agreement.

2.           Amendments to Advisory Agreement.  The Advisory Agreement is hereby amended by deleting the definition of “Issuance Price” from Section 4.1 thereof in its entirety and inserting the following in lieu thereof:

“Issuance Price” – means, the issuance price of the Equity Security (other than Common Shares issued in connection with the conversion of the Series B-1 Cumulative Convertible Redeemable Preferred Shares for which no value will be attributed) after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance.

3.           Effectiveness of Amendment.  This Amendment shall be effective as of January 1, 2010; provided, however, that to the extent the Base Fee determined after giving effect to the Amendment exceeds the Base Fee prior to giving effect to the amendment, in each case excluding any issuances of Equity Securities from and after January 1, 2010, the Company shall only be required to pay (i) 4% of such increase with respect to the payment required for the first quarter of 2010, (ii) 10% of such increase with respect to the payment required for the second quarter of 2010, (iii) 17% of such increase with respect to the payment required for the third quarter of 2010, (iv) 23% of such increase with respect to the payment required for the fourth quarter of 2010; and (v) 100% of such increase commencing with the payment required for the first quarter of 2011 and thereafter.

4.           Miscellaneous.  (a)  Except as modified hereby, the Advisory Agreement remains in full force and effect and the provisions thereof are hereby ratified and confirmed.

(b)           All references in the Advisory Agreement to “this Agreement”, “hereunder”, “hereto” or similar references, and all references in all other documents to the Advisory Agreement shall hereinafter be deemed references to the Advisory Agreement as amended hereby.

(c)           This Amendment may be executed in one or more counterparts, all of which together shall for all purposes constitute one amendment, binding on all parties hereto, notwithstanding that the parties have not signed the same counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

WINTHROP REALTY TRUST

By:	/s/ Carolyn Tiffany
Carolyn Tiffany
President

WRT REALTY, L.P.

By:	Winthrop Realty Trust
General Partner

	By:	/s/ Carolyn Tiffany
Carolyn Tiffany
President

FUR ADVISORS LLC

By:	FUR Holdings LLC
Member

	By:	WEM-FUR Investors LLC
Managing Member

		By:	/s/ Michael L. Ashner
Michael L. Ashner
Managing Member

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